EXHIBIT 99.1

Hancock Fabrics, Inc.                                                                                                                                                   FOR IMMEDIATE RELEASE
Corporate Headquarters
One Fashion Way
Baldwyn, Mississippi 38824                                                                                                                                                December 12, 2008

HANCOCK FABRICS ANNOUNCES
FINANCIAL RESULTS FOR THIRD QUARTER OF 2008

BALDWYN, MS, December 12, 2008 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today reported net sales for the third quarter increased 1.3% to $70.6 million from $69.7 million last year, with same-store sales increasing 2.1%. Sales for the year-to-date period increased 0.7% to $198.2 million for the nine months ended November 1, 2008 from $196.9 million for the corresponding period of the prior year. Same-store sales increased 2.8% for the year-to-date period.

The 2.1% increase in same-store sales for the quarter was primarily the result of an increase in the number of store transactions. For the year-to-date period, the 2.8% increase in same store sales was primarily due to increases in average transactions and increases in the number of customer transactions.

The Company's gross margin rate decreased 460 basis points to 40.0% in the third quarter and 260 basis points on a year-to-date basis to 41.4%. Excluding the impact of the LIFO inventory reserve, gross margin rate decreased 200 basis points to 43.0% in the third quarter but increased 30 basis points on a year-to-date basis to 43.7%.  The decline in the gross margin rate for the third quarter was driven primarily by an increase in distribution costs partly offset by a 100 basis point increase in merchandise margin. The year-to-date gross margin rate increase was primarily driven by an increase in merchandise margin. This increase in merchandise margin was principally due to a reduction in clearance and promotional programs as well as benefits from ongoing product sourcing initiatives.

The net loss for the quarter ended November 1, 2008, of $2.5 million compared to a $6.1 million loss for the quarter ended November 3, 2007, both inclusive of bankruptcy related costs. The year-to-date net loss was $20.9 million for the nine months ended November 1, 2008, compared to a net loss of $20.7 million for the corresponding period of the prior year, both inclusive of bankruptcy related costs.

Jane Aggers, Chief Executive Officer and President, said, "We are encouraged with our progress this year despite the current economic climate.  Our team has been able to drive positive comparative growth by increasing transaction counts and improving the average transaction total.  In addition to driving the top line, we have been able to expand our margin rates by reducing clearance and promotional programs, while improving our product sourcing.  We have also concentrated on lowering our selling, general, and administrative costs.  As we move forward into the fourth quarter, we will maintain focus in these same areas while attempting to maintain the top line in this challenging environment.”

EBITDA on a FIFO basis from continuing operations for the third quarter of fiscal 2008 was $2.1 million versus $0.8 million for the same period last year. Year-to-date fiscal 2008 was a loss of $0.3 million versus a profit of $0.5 million in the first nine months of fiscal 2007. This increase in the current quarter is primarily driven by reductions in selling, general and administrative expenses.  The slight deterioration in the year-to-date amount is the result of fiscal 2007 selling, general and administrative expenses including certain credits related to the reduction in force driven by the store liquidation process.

Third quarter reported debt levels totaled $56.2 million, net of bond issuance discount of $11.1 million.  During the quarter, the Company generated over $11.0 million of cash flow from operations.  Approximately $2.0 million of this cash flow was utilized for capital spending.  The remainder was put towards the revolver balance.  At the end of the third quarter, the Company had over $32 million of availability under its revolving credit facility compared to $21 million availability under its credit facility as of the end of the second quarter.  As of December 1, 2008, availability under the revolving credit facility increased to approximately $37 million.

During the first nine months of fiscal 2008, the Company opened one new store, relocated four stores and remodeled 63 stores.

The Form 10-Q can be viewed by visiting the company’s Web site at www.hancockfabrics.com (go to the bottom of our home page and click on “Investors”, then click on SEC Filings). A hard copy of the Form 10-Q, which includes the complete consolidated financial statements, can be requested free of charge by calling Hancock Fabrics, Inc. Investor Relations at 662-365-6125.

Hancock Fabrics, Inc. is committed to being the authority in fabric, while serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company operates 264 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from projections.  These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other contingencies discussed in the Company’s Securities and Exchange Commission filings.  Hancock undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Investor Relations Contact
Robert W. Driskell
Chief Financial Officer and
Senior Vice President
662.365.6112